Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Polaris Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.01 per share	Other	6,696,256	$87.20	$583,913,523.20	$147.60 per $1,000,000	$86,185.64
Total Offering Amounts					$583,913,523.20		$86,185.64
Total Fee Offsets							—
Net Fee Due							$86,185.64

(1)
Represents common stock, par value $.01 per share (“Common Stock”), of Polaris Inc., issuable pursuant to the Polaris Inc. 2024 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers, in addition to the number shown in the table above, an indeterminate number of such additional shares of Common Stock as may be issued or become issuable pursuant to the anti-dilution provisions of the Plan.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on April 19, 2024, which date is within five business days prior to the filing of this Registration Statement.